Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-276219) on Form F-3 of our reports dated June 26, 2025, with respect to the consolidated financial statements of Sumitomo Mitsui Financial Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG AZSA LLC

Tokyo, Japan

June 27, 2025